UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CNL Healthcare Properties, Inc.

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CNL HEALTHCARE PROPERTIES, INC.

PROXY

STATEMENT

2017

Annual Meeting of Stockholders

The 2017 Annual Meeting of Stockholders

of CNL Healthcare Properties, Inc. will be held as follows:

Date:	June 12, 2017

Time:	10:30 a.m.

Place:	CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801

April 19, 2017

Notice of Annual Meeting of Stockholders to be held on June 12, 2017

The 2017 Annual Meeting of Stockholders of CNL Healthcare Properties, Inc. will be held as follows:

Date	Monday, June 12, 2017

Time	10:30 a.m.

Place	CNL Center at City Commons Tower I, 13th Floor 450 South Orange Avenue Orlando, Florida 32801

Items of Business	We are holding the annual meeting of the stockholders of CNL Healthcare Properties, Inc. for stockholders to consider and vote upon the following matters:

	1.	The election of five director nominees named in the accompanying proxy statement.

	2.	The ratification of the selection of our independent auditor.

	3.	Such other matters as may properly come before the meeting.

Record Date	Stockholders of record as of the close of business on March 31, 2017 will be entitled to vote at the meeting.

Voting	You may vote prior to the meeting by telephone, internet or mail, or you may vote your shares in person at the Annual Meeting. Please refer to the instructions under “Voting Methods” in the accompanying Proxy Statement Summary.

By order of the Board of Directors,

Holly J. Greer Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to

be Held on June 12, 2017: The proxy statement and annual report to stockholders are available on our website at CNLHealthcareProperties.com and at www.proxyvote.com.

i

Stockholder Proposals and Nominations for the 2018 Annual Stockholders’ Meeting	22

Solicitation of Proxies	22

Elimination of Duplicative Annual Meeting Materials	23

Other Matters	23

Annex 1 – Form of Proxy

Annex 2 – Voting Reminder Flyer

ii

CNL HEALTHCARE PROPERTIES, INC.

2017 Proxy Statement Summary

Provided below are highlights of certain information contained in this proxy statement. As it is only a summary, please refer to the complete proxy statement before you vote.

Throughout this proxy statement, the terms “we,” “us,” “our,” the “Company,” and “CNL Healthcare Properties” refer to CNL Healthcare Properties, Inc.

Annual Meeting Information

Date	Monday, June 12, 2017

Time	10:30 a.m.

Place	CNL Center at City Commons, Tower I, 13th Floor, 450 South Orange Avenue, Orlando, Florida 32801

Record Date	March 31, 2017

Attending the Meeting	Please see Voting and Attendance Information beginning on page 21 for information regarding attending the meeting in person.

Voting Methods	Stockholders as of the record date are entitled to vote by internet, by phone, or by completing and returning their proxy card or voting instruction card. If you hold your shares in street name, please see Voting and Attendance Information beginning on page 21 for more information about voting.

Vote by internet at www.proxyvote.com using the control number on your proxy card or Notice Regarding the Availability of Proxy Materials.

Vote by telephone by calling 1-800-690-6903 and using the control number on your proxy card or Notice Regarding the Availability of Proxy Materials.

To vote by mail, mark, sign and date the proxy card and return it in the accompanying envelope (if you received these materials by mail). If you did not receive these materials by mail, you may also request a paper copy of the proxy card and submit your vote by mail.

You may attend the meeting and vote in person. Even if you plan to attend the meeting, you are encouraged to vote by proxy prior to the meeting in one of the above ways. If you attend the meeting and wish to vote in person, your proxy will not be used.

Voting Matters and Vote Recommendation

Matter	Board Vote Recommendation	Page Reference
1. Election of five directors	FOR each director nominee	2

2. Ratification of the selection of the independent auditor	FOR	19

This Proxy Statement, the Notice of Annual Meeting and the enclosed proxy card are first being sent or given to stockholders on or about April 19, 2017.

Item 1 – Election of Directors

Our Board of Directors has nominated the five directors listed below to be elected to one year terms expiring at the 2018 Annual Stockholders’ Meeting. Each of these nominees is currently serving on the Board of Directors, and each has consented to serve if elected. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may designate.

Director Criteria, Qualifications and Experience

Each director is responsible for identifying and recommending qualified individuals to become Board members. The Board does not have a formal policy regarding diversity and considers many factors with regard to each candidate, including nominees recommended by stockholders. In evaluating nominees for director the Board considers, among other things, the individual’s character and professional ethics, judgment, integrity, diversity, prior professional experience, background, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be desirable as a member of the Board’s Audit Committee, and the candidate’s willingness to devote substantial time and effort to Board responsibilities.

Director Nominees

The Board of Directors recommends a vote FOR each of these nominees to hold office for a term expiring at the 2018 Annual Stockholders’ Meeting and until their successors are elected and qualified.

Thomas K. Sittema Age 58 Director since 2012 Chairman of the Board since 2016

Other Directorships

Corporate Capital Trust, Inc. (Chair)

Corporate Capital Trust II (Chair)

CNL Growth Properties, Inc. (Chair)

CNL Healthcare Properties II, Inc. (Chair)

CNL Real Estate Group, Inc.

CNL Lifestyle Properties, Inc. (Vice Chair)

Mr. Sittema, Chairman of the Board and Director. Mr. Sittema has served as chairman of the board of directors since June 2016 and as a director since April 2012. Mr. Sittema served as our chief executive officer from September 2011 to April 2012, and has served as chief executive officer of our advisor since September 2011. Mr. Sittema has served as chairman of the board of directors of CNL Healthcare Properties II, Inc., a public, non-traded REIT, since November 2015 and as director since July 2015. He has also served as chief executive officer of its advisor, CHP II Advisors, LLC since July 2015. Mr. Sittema has also served as vice chairman of the board of directors and a director of CNL Lifestyle Properties, Inc. since April 2012. He served as chief executive officer of CNL Lifestyle Properties, Inc. from September 2011 to April 2012 and has served as chief executive officer of its advisor since September 2011. Mr. Sittema has served as chief executive officer of CNL Financial Group, Inc. since January 2011 and as president since August 2013. He previously served as vice president from February 2010 to January 2011. Mr. Sittema has also served as chief executive officer and president of CNL Financial Group, LLC (“CNL”), the Company’s sponsor, since August 2013. Mr. Sittema has served as chairman of the board of directors of Corporate Capital Trust, Inc., a non-diversified, closed-end management investment company that has elected to be regulated as a business development company, since October 2010 and as director since June 2010. He has also served as chief executive officer since September 2014. Mr. Sittema has served as Chairman of Corporate Capital Trust II, a non-traded business development company, since June 2015 and has served as a trustee and chief executive officer since August 2014. Mr. Sittema has served as director and chairman of the Board of CNL Growth Properties, Inc., a public, non-traded REIT, since August 2016 and previously served as chief executive officer and president from September 2014 to August 2016. He has served as chief executive officer and president of its advisor since September 2014. Mr. Sittema served as chief executive officer and president of Global Income Trust, Inc., from September 1, 2014, until its dissolution in December 2015, and has served as chief executive officer and president of its advisor since September 1, 2014. Mr. Sittema holds various other offices with other CNL affiliates. Mr. Sittema has served in various roles with Bank of America Corporation and predecessors, including NationsBank, NCNB and affiliate successors (1982 to October 2009). Most recently, while at Bank of America Corporation Merrill Lynch, he served as managing director of real estate, gaming, and lodging investment banking. Mr. Sittema joined the real estate investment banking division of Banc of America Securities at its formation in 1994 and initially assisted in the establishment and build-out of the company’s securitization/permanent loan programs. He also assumed a corporate finance role with the responsibility for mergers and acquisitions, or M&A, advisory and equity and debt capital raising for his client base. Throughout his career, Mr. Sittema has led numerous M&A transactions, equity offerings and debt transactions including high grade and high-yield offerings, commercial paper and commercial mortgage-backed security conduit originations and loan syndications. Mr. Sittema is a member, since February 2013, of the board of directors of Crescent Holdings, LLC. Mr. Sittema served as chairman of the Investment Program Association in 2016. Mr. Sittema received his B.A. in business administration from Dordt College, and an M.B.A. with a concentration in finance from Indiana University.

As a result of these professional and other experiences, Mr. Sittema possesses particular knowledge of real estate acquisitions, ownership and dispositions, which strengthens the board of directors’ collective knowledge, capabilities and experience.

Stephen H. Mauldin Age 48 Director since 2016 Vice Chairman of the Board since 2016 Chief Executive Officer and President since April 2012 and September 2011, respectively	Other Directorships CNL Healthcare Properties II, Inc.

Mr. Mauldin, Vice Chairman of the Board and Director. Mr. Mauldin has served as vice chairman of the board of directors and a director since June 2016. Mr. Mauldin has served as our chief executive officer since April 2012. Mr. Mauldin has also served as our president and as president of our advisor since September 2011. He served as our chief operating officer from September 2011 to April 2012, and has served as chief operating officer of our advisor since September 2011. Mr. Mauldin also serves as vice chairman of the board of directors and director of CNL Healthcare Properties II, Inc., a public, non-traded REIT, since November 2015 and as chief executive officer and president since July 2015. He has served as a manager, chief operating officer and president of its advisor since July 2015. Mr. Mauldin has also served as president of CNL Growth Properties, Inc., a public, non-traded REIT, since March 2016 and as chief executive officer since August 2016. Mr. Mauldin has also served as president since September 2011 of each of CNL Lifestyle Properties, Inc., a public-non-traded REIT, and its advisor, CNL Lifestyle Advisor Corporation, chief executive officer of CNL Lifestyle Properties, Inc. (since April 2012), and was the chief operating officer of each of CNL Lifestyle Properties, Inc. (September 2011 to April 2012) and its advisor (September 2011 to present).

Prior to joining the Company, Mr. Mauldin most recently served as a consultant to Crosland, LLC, a privately held real estate development and asset management company headquartered in Charlotte, North Carolina, from March 2011 through August 2011. He previously served as their chief executive officer, president and a member of their board of directors from July 2010 until March 2011. Mr. Mauldin originally joined Crosland, LLC in 2006 and served as its chief financial officer from July 2009 to July 2010 and as president of Crosland’s mixed-use and multi-used development division prior to his appointment as chief financial officer. Prior to joining Crosland, LLC, from 1998 to June 2006, Mr. Mauldin was a co-founder and served as a partner of Crutchfield Capital, LLC, a privately held investment and operating company with a focus on small and medium-sized companies in the southeastern United States. From 1996 to 1998, Mr. Mauldin held various positions in the capital markets group and the office of the chairman of Security Capital Group, Inc., which prior to its sale in 2002, owned controlling interests in 18 public and private real estate operating companies (eight of which were NYSE-listed) with a total market capitalization of over $26 billion. Mr. Mauldin graduated with a B.S. in finance from the University of Tampa and received an M.B.A. with majors in real estate, finance, managerial economics and accounting/information systems from the J.L. Kellogg Graduate School of Management at Northwestern University.

J. Chandler Martin Age 66 Independent Director since 2012 Former Corporate Treasurer, Bank of America	Committees Audit Committee (Chair and Financial Expert) Valuation Committee

Mr. Martin, Independent Director and Audit Committee Financial Expert. Mr. Martin has been an independent director and has served as our audit committee financial expert since July 2012. Mr. Martin has also served as independent director and audit committee financial expert of CNL Healthcare Properties II, Inc., a public-non-traded REIT, since January 2016. Mr. Martin served as Corporate Treasurer of Bank of America, a banking and financial services company, from 2005 until his retirement in March 2008. During his 27 years at Bank of America, Mr. Martin held a number of line and risk management roles, including leadership roles in commercial real estate risk management, capital markets risk management, and private equity investing. As corporate treasurer, he was responsible for funding, liquidity, and interest rate risk management. From 2003 to 2005, Mr. Martin was Bank of America’s enterprise market and operational risk executive, and from 1999 until 2003, he served as the risk management executive for Bank of America’s global corporate and investment banking. From April 2008 through July 2008, following his retirement, Mr. Martin served as a member of the Counterparty Risk Management Policy Group III (“CPMPG III”), co-chaired its Risk Monitoring and Risk Management Working Group, and participated in the production of CPMPG III’s report: “Containing Systemic Risk: The Road to Reform,” a forward-looking and integrated framework of risk management best practices. Mr. Martin returned to Bank of America in October 2008 to assist with the integration process for enterprise risk management following Bank of America’s acquisition of Merrill Lynch. After working on the transition, Mr. Martin served as Bank of America’s enterprise credit and market risk executive until July 2009. Between October 2011 until its acquisition in October 2016, Mr. Martin served as a director of CommunityOne Bancorporation, a community bank holding company headquartered in Asheboro, North Carolina. He also serves on the board of directors of Burroughs & Chapin Company, Inc., a South Carolina based real estate investment trust, serving on the investment, personnel and compensation committees. He serves as a member of the advisory board of Corrum Capital Management, an alternative investment management firm. Mr. Martin attained an M.B.A. from Samford University and a B.A. in economics from Emory University.

As a result of these professional and other experiences, Mr. Martin possesses particular knowledge of, among other things, systems of internal controls, risk management best practices, sound corporate governance, and the relationship between liquidity, leverage and capital adequacy, which strengthens the board of directors’ collective knowledge, capabilities and experience.

Michael P. Haggerty Age 64 Independent Director since 2012 President, Fields Oil & Gas Company, LLC and Fields Cattle Company, LLC	Committees Audit Committee Valuation Committee

Mr. Haggerty, Independent Director. Mr. Haggerty joined the board of directors as an independent director in April 2012. Mr. Haggerty was a partner at Jackson Walker, LLC, a Dallas-based law firm, for more than 37 years, where he headed the Firm’s finance group. Mr. Haggerty’s commercial real estate practice included the negotiation, structuring, and documentation of interim and permanent financing of office buildings, shopping centers, retirement facilities, restaurants, industrial properties, and multi-family residential projects. The credit facilities involved both single asset and portfolio transactions; multi-state transactions; partnerships, corporations, REITs, conduits, and pension funds; equity participations; loan participations; letters of credit; multi-creditor facilities; and commercial and residential mortgage warehouse lines of credit. In January 2016, Mr. Haggerty left Jackson Walker, LLC to become the executor of the Estate of Bert Fields, Jr. The estate owns extensive oil and gas properties, the controlling ownership interest of North Dallas Bank & Trust and a ranching operation. Mr. Haggerty is President of Fields Oil & Gas Company, LLC and Fields Cattle Company, LLC and is a director of North Dallas Bank & Trust Co. Mr. Haggerty attained a B.B.A. from the University of Georgia and a J.D. from the University of Virginia School of Law. Since 1978, Mr. Haggerty has been admitted to practice law in the states of both Texas and Georgia.

As a result of these professional and other experiences, Mr. Haggerty possesses particular knowledge of real estate and commercial law, which strengthens the board of directors’ collective knowledge, capabilities and experience.

J. Douglas Holladay Age 70 Independent Director since 2012 General Partner, Elgin Capital Partners	Committees Audit Committee Valuation Committee

Mr. Holladay, Independent Director. Mr. Holladay has been an independent director since April 2012. Mr. Holladay has served as a general partner of Elgin Capital Partners, a private energy company based in Denver from 2008 to the present. He is an advisor to Alexander Proudfoot, Headwaters, the Business Growth Alliance, and the Case Foundation. From 1999 to 2008, Mr. Holladay was co-founder of a middle market private equity fund, Park Avenue Equity Partners. Since 2011, Mr. Holladay has been a guest columnist for the online Washington Post and is an adjunct professor at Georgetown University. From 2009 to the present, Mr. Holladay has served on the board of directors of Miraval, a privately held luxury resort and spa located in Arizona. From July 2004 to April 2007, Mr. Holladay served as a director of CNL Hotels & Resorts, Inc., a public non-traded REIT affiliated with CNL. From 2004 until July 2008, Mr. Holladay also served as an advisor to Providence Capital (now CNL Opportunity Fund), a hedge fund based in Minnesota. Previously, Mr. Holladay held senior positions at Goldman, Sachs & Co., the U.S. State Department and the White House. While a diplomat, Mr. Holladay was accorded the personal rank of ambassador. Between 2000 and 2009, Mr. Holladay served as a director for Sunrise Senior Living, Inc., a public company that provides senior living services in the United States, Canada and the United Kingdom. Mr. Holladay attained an M.Litt. in political and economic history from Oxford University, an M.A. in theology from Princeton Theological Seminary, and an A.B. in political science from the University of North Carolina, Chapel Hill. He holds honorary doctorates from Morehouse College and Nyack College.

As a result of these professional and other experiences, Mr. Holladay possesses particular knowledge of real estate investment and finance and the capital markets, which strengthens the board of directors’ collective knowledge, capabilities and experience.

Corporate Governance

Board Leadership Structure and Risk Oversight

Separate CEO and Chairman

The Company currently operates under a leadership structure in which the positions of chairman of the Board and chief executive officer have been separated, such that each position is held by a different person. Mr. Sittema has served as the chairman of the Board since his election at the 2016 Annual Meeting. Mr. Mauldin currently serves as our president and chief executive officer, in addition to his position of vice chairman of the Board. Although the Board has no mandatory policy with respect to the separation of the offices of chairman and the chief executive officer, the Board believes that it is appropriate to have these as separate positions at this time on account of the varying strengths, experiences and relationships of each of these individuals in the real estate industry. Mr. Sittema has unique knowledge, experience and relationships with the Board and management as a result of his positions as president and chief executive officer of CNL, the Company’s sponsor and a leading private investment management firm providing global real estate and alternative investments, and within a broad spectrum of the real estate market. He has provided significant value to the Company in his latest role as chairman of the Board, as well as in his previous role as vice chairman of the Board. Mr. Mauldin, our president, chief executive officer and vice chairman of the Board, has extensive experience and relationships in the sectors in which the Company acquires and owns real estate properties, and the Board believes that these attributes are complementary to the strengths of Mr. Sittema and provide significant value to the Company.

Board Structure and Director Independence

Under our organizational documents, we must have at least three but not more than fifteen directors. The Board of Directors has currently set the number of directors at five. A majority of these directors must be “independent.” An “Independent Director” is defined under our Third Articles of Amendment and Restatement (the “Charter”) as one who is not, and within the last two years has not been, directly or indirectly associated with the Sponsor or the Advisor by virtue of (i) ownership of an interest in the Sponsor, the Advisor or any of their affiliates, (ii) employment by the Sponsor, the Advisor or any of their affiliates, (iii) service as an officer or director of the Sponsor, the Advisor or any of their affiliates, (iv) performance of services, other than as a director, for the Company, (v) service as a director or trustee of more than three real estate investment trusts sponsored by the Sponsor or advised by the Advisor, or (vi) maintenance of a material business or professional relationship with the the Sponsor, Advisor or any of their affiliates. An indirect relationship shall include circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with the Sponsor, the Advisor, any of their affiliates or the Company. A business or professional relationship is considered material if the gross revenue derived by the director from the Sponsor, the Advisor and any of their affiliates exceeds five percent of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis. The Board annually reviews business and charitable relationships of directors in order to make a determination as to the independence of each director. Only those directors whom the Board determines have no material relationship with us or our affiliates that would impair their independent judgment are considered independent directors. The Board has considered the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in our Charter and the elements of independence in the listing standards of the New York Stock Exchange (the “NYSE”), even though our shares are not listed on the NYSE. After performing such a review, based upon information solicited from each nominee, the Board has affirmatively determined that each of Messrs. Martin, Haggerty and Holladay has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) other than as a director of the Company and each satisfies the elements of independence set forth in our Charter and in the listing standards of the NYSE, as currently in effect. There are no familial relationships between any of our directors and executive officers.

All Board members, through the chairman of the Board or the Audit Committee Chair, have input into meeting schedules, agendas, and the other important responsibilities of the Board or the Audit Committee.

We believe that our Board leadership structure is effective for the Company and provides for appropriate oversight of the Company’s risk management, by providing balanced leadership through the separated chairman and chief executive officer positions, and by having strong independent leaders on the Board who are fully engaged and provide significant input into Board deliberations and decisions. Below is additional information about our risk oversight procedures.

Risk Oversight

The Audit Committee focuses on the adequacy of the Company’s enterprise risk management and risk mitigation processes. The Audit Committee meets regularly to discuss the strategic direction and the issues and opportunities facing the Company in light of trends and developments in the REIT industry and general business environment. Throughout the year, the Board provides guidance to management regarding the Company’s strategy and helps to refine its operating plans to implement the Company’s strategy. Annually, Internal Audit presents the results of the enterprise risk assessment to the Audit Committee. The risk assessment approach includes reviewing the categories of risk the Company faces, including any fraud and business risks, as well as the likelihood of occurrence, the potential impact of those risks and mitigating measures. The involvement of the Audit Committee in setting the Company’s business strategy is critical to the determination of the types and appropriate levels of risk undertaken by the Company. The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the president and chief executive officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and the Audit Committee providing oversight of risk management efforts.

Board Meetings and Attendance

The Board of Directors held five (5) meetings in 2016. All directors attended at least 75% of the meetings of the Board. Although the Company does not have a policy on director attendance at the annual meetings of stockholders, directors are encouraged to do so.

Committees of the Board

Audit Committee

The Company has a standing Audit Committee, the members of which are selected by the Board each year. The Audit Committee, which is composed entirely of Independent Directors, is chaired by an Independent Director. The current membership of the Audit Committee and other descriptive information is summarized below.

Independent Directors	Position
J. Chandler Martin
Michael P. Haggerty	M
J. Douglas Holladay	M
# of 2016 Meetings	4

Committee Chair, Audit Committee Financial Expert, M Committee Member

The Audit Committee operates under a written charter adopted by the Board, which can be found in the Corporate Governance section of the Forms and Literature page of our website, CNLHealthcareProperties.com.

The Audit Committee assists the Board by providing oversight responsibilities relating to the following:

•	The integrity of financial reporting;

•	The annual independent audit process;

•	The independence, qualifications and performance of our independent auditor;

•	Our systems of internal control over financial reporting and disclosure controls and procedures;

•	The performance of our internal audit department;

•	Compliance with management’s audit, accounting and financial reporting policies and procedures;

•	Our policies and procedures for risk assessment and risk management; and

•	The process to estimate the Company’s net asset value per share on an annual basis.

In addition, the Audit Committee engages and is responsible for the compensation and oversight of the Company’s independent auditors and internal auditors. In performing these functions, the Audit Committee meets periodically with the independent auditors, management and internal auditors (including private sessions) to review the results of their work.

During the year ended December 31, 2016, the Audit Committee held a total of four (4) meetings, including with the Company’s independent auditors, internal auditors and management to discuss the annual and quarterly financial reports prior to the filing of such reports with the Securities and Exchange Commission (the “Commission”). Each member of the Audit Committee attended 100% of the meetings.

The Board has determined that each member of the Audit Committee is independent under our Charter and the listing standards of the NYSE, as currently in effect. In addition, the Audit Committee determined that Mr. Martin is an “audit committee financial expert” under the rules and regulations of the Commission for purposes of Section 407 of the Sarbanes-Oxley Act of 2002.

More information about the Audit Committee can be found under “Item 3 – Ratification of Appointment of Independent Auditor,” beginning on page 19.

Other Board Committees

In August 2013, the Board initiated a process to estimate the Company’s net asset value per share and created a new committee, comprised solely of Independent Directors, charged with oversight of the Company’s valuation process (the “Valuation Committee”). During 2016, the Valuation Committee met twice.

Currently, the Company does not have a nominating committee or a compensation committee. The Board is of the view that it is not necessary to have a nominating committee at this time because the Board is composed of only five members, a majority of whom are “independent” (as defined under our Charter and the listing standards of the NYSE, as currently in effect). The Board does not have a compensation committee because the Company is externally advised and does not have any employees. We do not separately compensate our executive officers for their services as officers. At such time, if any, as the Company’s shares of common stock are listed on a national securities exchange such as the NYSE or the NASDAQ Stock Market, or the Company has employees to whom it directly provides compensation, the Board will form a compensation committee, the members of which will be selected by the full Board annually.

Committee Charters and Other Corporate Governance Documents

The Board has adopted corporate governance policies and procedures that the Board believes are in the best interest of the Company and its stockholders as well as compliant with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission, more particularly:

•	A majority of the Board and all of the members of the Audit Committee are independent, as discussed above in “Board Structure and Director Independence.”

•	The Board has adopted a charter for the Audit Committee; and one member of the Audit Committee is an “audit committee financial expert” as defined in Commission rules.

•	The Audit Committee hires, determines compensation of, and decides the scope of services performed by the Company’s independent auditors.

•	The Company has adopted a Code of Business Conduct that applies to all directors, managers, officers and employees of the Company, as well as all directors, managers, officers and employees of our advisor, CNL Healthcare Corp. (the “Advisor”). The Code of Business Conduct sets forth the basic principles to guide their day-to-day activities.

•	The Company has adopted a Whistleblower Policy that applies to the Company and all employees of the Advisor, and establishes procedures for the anonymous submission of employee complaints or concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters.

The Audit Committee Charter, and the Whistleblower Policy and the Code of Business Conduct are available in the Corporate Governance section of the Forms and Literature page of our website, CNLHealthcareProperties.com, and will be sent to any stockholder who requests them from CNL Client Services, 450  South Orange Avenue, Orlando, Florida 32801, 866-650-0650.

Communications with the Board and Stockholder Recommendations for Director Nominees

Stockholders may communicate with the Board or individual directors by addressing their correspondence to the attention of the Board or to individual directors, c/o Holly J. Greer, Corporate Secretary, CNL Healthcare Properties, Inc., 450 South Orange Avenue, Orlando, Florida, 32801. The Corporate Secretary will review and forward correspondence to the appropriate person or persons for response.

Stockholder recommendations for nominees for membership on the Board are given due consideration by the Board based on the nominee’s qualifications, in the same manner as all other candidates. Stockholder nominee recommendations should be timely submitted in writing, and include the candidates’ names and appropriate background and biographical information to the Board, c/o Holly J. Greer, Secretary, CNL Healthcare Properties, Inc., 450 South Orange Avenue, Orlando, Florida, 32801. See “Stockholder Proposals and Nominations for the 2018 Annual Stockholders’ Meeting” for important information about submitting nominations.

Compensation of Directors

Two of our directors, Mr. Sittema and Mr. Mauldin, are employed by and receive compensation from affiliates of our Advisor. We do not separately compensate them for their services as directors to the Company. Below is information regarding the compensation program in effect during 2016 for our Independent Directors.

Annual Board Retainer	$35,000

Annual Committee Retainer	$10,000 - Audit Committee Chair

Board and Committee Meeting Attendance Fees	$2,000 for each Board and Committee Meeting attended

Other Fees	$2,000 per day for other meetings and Company related business outside of normally scheduled Board and Committee meetings, however, no compensation is paid for attending Annual Meetings of Stockholders.

In addition to the above annual retainers and fees, we pay for or reimburse our Independent Directors for their meeting-related expenses. The purpose of our independent director compensation program is to allow us to continue to attract and retain qualified Board members and recognize the significant commitment required of our directors.

The following table gives information regarding the compensation we provided to our directors in 2016 for their service on the board of directors, Audit Committee and Valuation Committee:

Director Compensation - 2016 Fiscal Year Name	Fees Earned or Paid in Cash	Total Compensation
Thomas K. Sittema	$0	$0
Stephen H. Mauldin	0	0
J. Chandler Martin	75,000.00	75,000.00
Michael P. Haggerty	65,000.00	65,000.00
J. Douglas Holladay	65,000.00	65,000.00

Executive Officers

The following sets forth the names, ages, positions currently held by and the experience of each of our executive officers.

Name	Age*	Position
Stephen H. Mauldin	48	President and Chief Executive Officer (Principal Executive Officer)

Kevin R. Maddron	48	Chief Financial Officer, Treasurer and Chief Operating Officer (Principal Financial Officer)

Holly J. Greer	45	General Counsel, Senior Vice President and Secretary

Ixchell C. Duarte	50	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

*	As of March 31, 2017

Kevin R. Maddron. Chief Operating Officer, Chief Financial Officer and Treasurer. Mr. Maddron has served as the Company’s chief operating officer, chief financial officer and treasurer since May 1, 2015. He has served as the senior vice president of the Advisor since July 2011. Mr. Maddron has also served as senior vice president since September 2011 of CNL Lifestyle Properties, Inc., a public non-traded REIT and has also served as senior vice president of its advisor, CNL Lifestyle Advisor Corporation, since July 2011. Mr. Maddron serves as chief operating officer, chief financial officer and treasurer of CNL Healthcare Properties II, Inc., a public non-traded REIT, since July 2015 and as the senior managing director and senior vice president of its advisor, CHP II Advisors, LLC, since July 2015. Previously, Mr. Maddron served as vice president of asset management for CNL Retirement Properties, Inc. from November 2002 until the sale of the company in October 2006. Prior to rejoining CNL in 2011, Mr. Maddron was the chief operating officer and chief financial officer of Servant Healthcare Investments, where he was responsible for managing treasury and finance activities and overseeing the acquisitions, development, project analysis and due diligence efforts of the company’s healthcare and senior housing investments. Mr. Maddron earned a B.B.A. and M.S.A in accounting from the University of Central Florida. He is also a certified public accountant.

Ixchell C. Duarte. Senior Vice President and Chief Accounting Officer. Ms. Duarte has served as a senior vice president and the Company’s chief accounting officer since March 2012, and was previously a vice president from February 2012 to March 2012. She also has served as a senior vice president and chief accounting officer of the Company’s Advisor since November 2013. Ms. Duarte has served as a senior vice president and chief accounting officer of CNL Healthcare Properties II, Inc., a newly formed corporation that intends to operate as a REIT, since January 2016, and as a senior vice president and chief accounting officer of its advisor, CHP II Advisors, LLC, since July 2015. Ms. Duarte has served as a senior vice president and chief accounting officer since March 2012 of CNL Lifestyle Properties, Inc., a public non-traded REIT, and was previously a vice president from February 2012 to March 2012. She also has served as a senior vice president and chief accounting officer of its advisor since

November 2013. Since June 2012, Ms. Duarte has served as a senior vice president and chief accounting officer of CNL Growth Properties, Inc., a public non-traded REIT, and has served as a senior vice president of its advisor since November 2013. Ms. Duarte also served as a senior vice president and chief accounting officer of Global Income Trust, Inc., a public non-traded REIT, from June 2012 until its dissolution in December 2015, and has served as a senior vice president of its advisor since November 2013. Ms. Duarte served as controller at GE Capital, Franchise Finance, from February 2007 through January 2012, as a result of GE Capital’s acquisition of Trustreet, a publicly traded REIT. Prior to that, Ms. Duarte served as a senior vice president and chief accounting officer of Trustreet and served as a senior vice president and controller of its predecessor CNL companies (2002 to February 2007). Ms. Duarte also served as a senior vice president, chief financial officer, secretary and treasurer of CNL Restaurant Investments, Inc. (2000 to 2002) and as director of accounting and then vice president and controller of CNL Fund Advisors, Inc. and other CNL affiliates (1995 to 2000). Prior to that, Ms. Duarte served as an audit senior and then as audit manager in the Orlando, Florida office of Coopers & Lybrand where she serviced several CNL entities (1990 to 1995), and as audit staff in the New York office of KPMG (1988 to 1990). She received a B.S. in accounting from the Wharton School of the University of Pennsylvania. Ms. Duarte is a certified public accountant.

Holly J. Greer. General Counsel, Senior Vice President and Secretary. Ms. Greer has served as the Company’s general counsel, senior vice president and secretary since March 2011. She previously served as associate general counsel and vice president from inception in June 2010 until March 2011. Ms. Greer has also served as senior vice president of the Company’s Advisor since November 2013 and previously served as associate general counsel and vice president (June 2010 until April 2011) and served as senior vice president, legal affairs (April 2011 until November 2013). She has served as general counsel, senior vice president and secretary of CNL Healthcare Properties II, Inc., a newly formed corporation that intends to operate as a REIT, since January 2016, and as senior vice president and secretary of its advisor, CHP II Advisors, LLC, since July 2015. Ms. Greer has served as general counsel, senior vice president and secretary of CNL Growth Properties, Inc., a public, non-traded REIT, and as senior vice president and secretary of its advisor, since August 2011. Ms. Greer also served as general counsel, senior vice president and secretary of Global Income Trust, Inc., a public, non-traded REIT, from August 2011 until its dissolution in December 2015, and has served as senior vice president and secretary of its advisor since August 2011. Ms. Greer joined CNL Lifestyle Properties, Inc., a public, non-traded REIT, in August 2006, where she initially served as acquisition counsel for its former advisor, CNL Lifestyle Company, LLC, until April 2007. From April 2007 until November 2009, Ms. Greer served as counsel to CNL Lifestyle Properties, Inc., and its former advisor, overseeing real estate and general corporate legal matters. She served as assistant general counsel of its former advisor (November 2009 to January 2010) and served as associate general counsel and vice president (January 2010 until April 2011). Ms. Greer served as associate general counsel (January 2010 until March 2011) and vice president (December 2009 until March 2011) of CNL Lifestyle Properties, Inc. Effective March 2011, Ms. Greer has served as general counsel, senior vice president and secretary of CNL Lifestyle Properties, Inc. She has also served as senior vice president of its current advisor, CNL Lifestyle Advisor Corporation, since November 2013 and previously served as assistant general counsel and vice president (December 2010 to April 2011) and senior vice president, legal affairs (April 2011 to November 2013). Prior to joining CNL Lifestyle Properties, Inc., Ms. Greer spent seven years in private legal practice, primarily at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., in Orlando, Florida. Ms. Greer is licensed to practice law in Florida and is a member of the Florida Bar Association and the Association of Corporate Counsel. Since 2017, Ms. Greer has served on the board of directors for the Foundation for Foster Children and the Alternative & Direct Investment Securities Association (“ADISA”). She received a B.S. in communications and political science from Florida State University and her J.D. from the University of Florida.

Compensation of Executive Officers

We are an externally advised and as such, although we have executive officers responsible for the management of the Company, we have no paid employees. All of our executive officers are employed by, and receive compensation from affiliates of our Advisor.

Share Ownership

Directors and Executive Officers

The following table sets forth information as of March 31, 2017 regarding the shares of the Company’s common stock beneficially owned by each director and nominee, by each executive officer and by all executive officers and directors as a group, based upon information furnished by such stockholders, directors and officers. Unless otherwise noted below, such persons have sole investment and voting power over the shares. . Fractional shares are rounded to the nearest whole number. The address of the named officers and directors is CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801. The number of shares of our common stock beneficially owned by any director or executive officer did not exceed 1% of the total shares outstanding at March 31, 2017.

Name	Number of Shares
J. Chandler Martin	0
Michael P. Haggerty	0
J. Douglas Holladay	0
Thomas K. Sittema	0
Stephen H. Mauldin	5,799
Kevin R. Maddron	1,857
Ixchell C. Duarte	0
Holly J. Greer	713
All directors and executive officers as a group (8 persons)	8,369

Five Percent Stockholders

There are no persons who are known to us to be the beneficial owners of more than 5% of our outstanding common stock as of December 31, 2016 or March 31, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to file with the Commission reports regarding their ownership and changes in their ownership of the Company’s securities. Copies of those reports must also be furnished to us. Based solely on a review of the copies of reports furnished to us with respect to 2016 and written representations that no other reports were required, we believe that our executive officers and directors have complied in a timely manner with all applicable Section 16(a) filing requirements. Section 16(a) of the Exchange Act also requires persons who own more than 10% of the Company’s securities to report ownership and changes in ownership to the Commission. To the Company’s knowledge, there are no stockholders who own more than 10% of the Company’s outstanding common stock.

Certain Relationships and Related Person Transactions

The Company is externally advised and has no direct employees. Certain of the Company’s executive officers are executive officers of, or are on the board of managers of the Advisor. The Advisor and certain of the Advisor’s affiliates receive fees and compensation in connection with the Company’s stock offerings and in connection with the acquisition, management and sale of its assets. The related-party fees and compensation incurred by the Company have been reviewed by its Independent Directors, who have determined that such transactions are fair and reasonable and are on terms and conditions not less favorable to the Company than those available from unaffiliated third parties.

In connection with services provided to the Company, affiliates are entitled to the following fees:

Managing Dealer – CNL Securities Corp., the managing dealer of the Company’s public offerings of its common stock and a wholly owned subsidiary of CNL (the “Managing Dealer”) receives selling commissions and marketing support fees of up to 7% and 3%, respectively, of gross offering proceeds for shares sold, excluding shares sold pursuant to the Company’s distribution reinvestment plan, all or a portion of which may be paid to participating broker dealers by the Managing Dealer. We completed our public offerings of common shares on September 30, 2015, and accordingly during 2016, there were no selling commissions or marketing support fees payable to the Managing Dealer. During the year ended December 31, 2015, the Company received subscriptions of $588.7 million and incurred stock issuance costs of $57.4 million, representing stock issuance costs to subscriptions received of 9.8%. Stock issuance costs consisted of selling commissions, marketing support fees, due diligence expense reimbursements, and other offering costs.

The fees incurred by and reimbursable to the Managing Director in connection with the Company’s offerings for the years ended December 31, 2016 and 2015, and the related amounts unpaid as of December 31, 2016 and 2015 are as follows (in thousands):

	Year Ended December 31,		Unpaid Amounts as of December 31,
	2016	2015	2016	2015
Selling commissions	$—	$12,507	$—	$—
Marketing support fees	—	16,242	—	—

	$—	$28,749	$—	$—

Advisor – Pursuant to the advisory agreement as amended on March 20, 2013 (the “Advisory Agreement”), the Advisor and certain affiliates are entitled to receive fees and compensation in connection with the acquisition, management and sale of the Company’s assets, as well as the refinancing of debt obligations of the Company or its subsidiaries. In addition, the Advisor and its affiliates are entitled to reimbursement of actual costs incurred on behalf of the Company in connection with the Company’s organizational, offering, acquisition and operating activities. Pursuant to the Advisory Agreement, the Advisor receives investment services fees equal to 1.85% of the purchase price of properties (including its proportionate share of properties acquired through joint ventures) for services rendered in connection with the selection, evaluation, structure and purchase of assets. In addition, the Advisor is entitled to receive a monthly asset management fee of 0.08334% equal to (i) the monthly average sum of the daily real estate asset value (as defined in the Advisory Agreement) of the Company and the Company’s operating partnership, plus (a) the outstanding value of any loans made, plus (b) the amount invested in permitted investments (as defined in the Advisory Agreement); and (ii) 0.1042% of the monthly average on the daily book value of real estate related securities or other securities. The Advisor will also receive a financing coordination fee for services rendered with respect to refinancing of any debt obligations of the Company or its subsidiaries equal to 1.0% of the gross amount of the refinancing.

The Company will pay the Advisor a disposition fee in an amount equal to (i) in the case of the sale of real property, the lesser of (a) one-half of a competitive real estate commission, or (b) 1% of the sales price of such property, and (ii) in the case of the sale of any asset other than real property or securities, 1% of the sales price of such asset, if the Advisor, its affiliates or related parties provide a substantial amount of services, as determined by the Company’s Independent Directors, in connection with the sale of one or more assets (including a sale of all of its assets or the sale of it or a portion thereof). The Company will not pay the Advisor a disposition fee in connection with the sale of investments that are securities; however, a fee in the form of a usual and customary brokerage fee may be paid to an affiliate or related party of the Advisor if, such affiliate is properly licensed.

Under the Advisory Agreement and the Charter, the Advisor will be entitled to receive certain subordinated incentive fees upon (a) sales of assets and/or (b) a listing on a national securities exchange (which would also include the receipt by the Company’s stockholders of securities that are approved for trading on a national securities exchange in exchange for shares of the Company’s common stock as a result of a merger, share acquisition or similar transaction). However, if a listing occurs, the Advisor will not be entitled to receive an incentive fee on subsequent sales of assets. The incentive fees are calculated pursuant to formulas set forth in both the Advisory Agreement and the Charter. All incentive fees payable to the Advisor are subordinated to the return to investors of their invested capital plus a 6% cumulative, non-compounded annual return on their invested capital. Upon termination or non-renewal of the Advisory Agreement by the Advisor for good reason (as defined in the Advisory Agreement) or by the Company other than for cause (as defined in The Advisory Agreement), a listing or sale of assets after such termination or non-renewal will entitle the Advisor to receive a pro-rated portion of the applicable subordinated incentive fee.

In addition, the Advisor or its affiliates may be entitled to receive fees that are usual and customary for comparable services in connection with the financing, development, construction or renovation of a property, subject to approval of the Company’s Board, including a majority of its Independent Directors.

The Advisor has responsibility for the Company’s day-to-day operations, administering the Company’s accounting functions, serving as the Company’s consultant in connection with policy decisions to be made by the Company’s Board, and identifying and making acquisitions and investments on the Company’s behalf. In exchange for these services, the Advisor is entitled to receive certain fees from the Company. The Company’s Independent Directors are required to review and approve the terms of the Advisory Agreement at least annually. The current Advisory Agreement continues through June 7, 2018.

Property Manager – Pursuant to a property management and leasing agreement as amended in 2012 and 2013 (the “Property Management and Leasing Agreement”) with CNL Healthcare Manager Corp. (the “Property Manager”), the Company or its subsidiary property owner, pays the Company’s Property Manager a property management fee of (a) 2% of annual gross rental revenues from the Company’s single tenant properties; and (b) 4% of annual gross rental revenues from the Company’s multi-tenant properties. In the event that the Company contracts directly with a third-party property manager, we may pay the Property Manager an oversight fee of up to 1% of annual gross revenues of the property managed; however, in no event will the Company pay both a property management fee and an oversight fee with respect to the same property. The Company or its subsidiary property owners also will pay to the Property Manager a construction management fee equal up to 5% of hard and soft costs associated with the initial construction or renovation of a property, or with the management and oversight of expansion projects and other capital improvements, in those cases in which the value of the construction, renovation, expansion or improvements exceeds (i) 10% of the initial purchase price of the property, and (ii) $1.0 million, which fee will be due and payable upon completion of such projects.

Expense Support Agreements – In March 2013, the Company entered into the expense support and restricted stock agreement with the Advisor, as amended, pursuant to which the Advisor has agreed to accept certain payments in the form of forfeitable restricted shares of the Company’s common stock in lieu of cash for services rendered and applicable asset management fees and specified expenses we owe to the Advisor under the Advisory Agreement. Commencing on April 1, 2013, the Advisor has provided expense support to the Company through forgoing the payment of fees in cash and acceptance of restricted stock for services rendered and applicable asset management fees and specified expenses in an amount equal to the positive excess, if any, of (a) aggregate stockholder cash distributions declared for the applicable quarter, over (b) the Company’s aggregate MFFO (as defined in the expense support and restricted stock agreement). The expense support amount will be determined for each calendar quarter on a non-cumulative basis, with each such quarter-end date (“determination date”).

In August 2013, the Company entered into the property manager expense support and restricted stock agreement, as amended pursuant to which the Property Manager has agreed to accept certain payments in the form of forfeitable restricted shares of the Company’s common stock in lieu of cash for property management services owed by the Company to the Property Manager under the Property Management and Leasing Agreement. Commencing on July 1, 2013, the Property Manager is required to provide expense support to the Company through forgoing the payment of fees in cash and acceptance of restricted stock for services in an amount equal to the positive excess, if any, of (a) aggregate stockholder cash distributions declared for the applicable quarter, over (b) the Company’s aggregate MFFO (as defined in the property manager expense support agreement) for the same period. The Property Manager expense support amount shall be determined, on a non-cumulative basis, after the calculation of the Advisor expense support amount pursuant to the Advisor expense support agreement on each determination date.

On March 15, 2016, the Company entered into a third amendment, effective January 1, 2016, to its expense support and restricted stock agreements with the Advisor and the Property Manager. The amendments modify the determination date from the end of each quarter to the end of each calendar year and allow for expense support in a given year to be calculated based on a cumulative year-to-date basis in the event an expense support agreement is terminated on a date other than a determination date.

In exchange for services rendered and in consideration of the expense support provided, the Company shall issue, within 90 days to the Advisor and within 120 days to the Property Manager, a number of shares of restricted stock equal to the quotient of the expense support amount provided by to the Advisor and Property Manager for the preceding calendar year divided by the then-current public offering price per share of common stock, on the terms and conditions and subject to the restrictions set forth in the expense support agreements. Any amounts deferred, and for which restricted stock shares are issued, pursuant to the expense support agreements will be permanently waived and the Company will have no obligation to pay such amounts to the Advisor or the Property Manager. The restricted stock is subordinated and forfeited to the extent that stockholders do not receive their original invested capital back with at least a 6% annualized return of investment upon ultimate liquidity of the Company.

In February 2017, the Company entered into a fourth amendment, effective January 1, 2017, to its expense support and restricted stock agreements with the Advisor and the Property Manager. The amendments limit the annual expense support amount to 4% percent of the then-current estimated net asset value per share and change the calculation to exclude the impact of completed development properties for a specified period of time after the property is placed into service (as defined in the agreement).

CNL Capital Markets Corp. – Pursuant to the Capital Markets Service Agreement between the Company and CNL Capital Markets Corp. (“CCM”), an affiliate of CNL (the “Service Agreement”), the Company pays CCM a sliding flat annual rate (payable monthly) based on the average number of investor accounts that will be open over the term of the agreement. CCM provides certain administrative services related to the ownership of the Company’s shares. In March 2013, the Company’s Board approved an amendment to the Service Agreement pursuant to which the Service Agreement, unless terminated, will renew for consecutive one year periods.

Co-venture partners – The Company paid certain amounts on behalf of its co-venture partner, Windsor Manor, of approximately $2,000 during the year ended December 31, 2015. There were no such amounts recorded as of December 31, 2016.

The Company maintained accounts totaling approximately $0.1 million as of December 31, 2015 at a bank in which the Company’s then chairman served as a director prior to the sale of the bank to an unrelated third party in December 2015.

The Company incurs operating expenses which, in general, are related to administration of the Company on an ongoing basis. The Advisor and its affiliates are entitled to reimbursement of certain costs incurred on the Company’s behalf in connection with its organization, the offering, acquisitions and operating activities. Pursuant to the Advisory Agreement, the Advisor shall reimburse the Company the amount by which the Total Operating Expenses paid or incurred by the Company exceed, in any four consecutive fiscal quarters (an “Expense Year”) commencing with the year ended June 30, 2013, the greater of 2% of average invested assets or 25% of net income (as defined in the Advisory Agreement) (the “Limitation”), unless a majority of the Company’s Independent Directors determines that such excess expenses are justified based on unusual and non-recurring factors (referred to as the “Expense Cap Test”). In performing the Expense Cap Test, the Company uses operating expenses on a GAAP basis after making adjustments for the benefit of expense support under the expense support and restricted stock agreements. For the Expense Year ended December 31, 2016, the Company did not incur operating expenses in excess of the Limitation.

In March 2015, the Company acquired Fieldstone Memory Care for a purchase price of $12.4 million from a related party of the Company’s Sponsor.

Organizational and offering costs become a liability to the Company only to the extent selling commissions, the marketing support fees and other organizational and offering costs do not exceed 15% of the gross proceeds of the offering. As of December 31, 2016, there were no organizational and offering costs in excess of the 15% limitation.

During 2016 and 2015, the Company’s Total Operating Expenses incurred represented approximately 1.28% and 1.14% of Average Invested Assets, respectively, as each term is defined in the Company’s Charter. During 2016 and 2015, the Company’s Total Operating Expenses incurred represented approximately 40.5% and 41.7% of Net Loss, respectively, as each term is defined in the Company’s Charter.

In addition to amounts payable to the Managing Dealer described above, the expenses and fees incurred by and reimbursable to the Company’s related parties for the years ended December 31, 2016 and 2015, and related amounts unpaid as of December 31, 2016 and 2015 are as follows (in thousands):

	Years Ended December 31,		Unpaid Amounts (1) as of December 31,
	2016	2015	2016	2015
Reimbursable expenses:
Offering costs (2)	$—	$3,446	$—	$32
Operating expenses (3)	5,966	4,192	1,072	935
Acquisition fees and expenses	104	613	3	12

	6,070	8,251	1,075	979
Investment services fees (4)	739	18,561	17	182
Disposition fees (5)	343	—	—	—
Property management fees (6)	—	3,894	417	418
Asset management fees (7)	5,059	22,837	1,956	224

	$41,332	$53,543	$3,465	$1,803

FOOTNOTES:

(1)	Amounts are recorded as due to related parties.
(2)	Amounts are recorded as stock issuance and offering costs. Amounts include approximately $30,000 and $25,000 of reimbursement payments to the Advisor for services provided to the Company by its executive officers for the years ended December 31, 2016 and 2015, respectively. The reimbursement payments include components of salaries, benefits and other overhead charges.
(3)	Amounts are recorded as general and administrative expenses. Amounts include approximately $0.1 million of reimbursement payments to the Advisor for services provided to the Company by its executive officers for each of the years ended December 31, 2016 and 2015. The reimbursement payments include components of salaries, benefits and other overhead charges.
(4)	For the year ended December 31, 2016, the Company incurred investment services fees totaling approximately $0.7 million of which approximately $0.2 million was capitalized and included in real estate under development. For the year ended December 31, 2015, the Company incurred investment services fees totaling approximately $18.6 million of which approximately $2.3 million was capitalized and included in real estate under development.
(5)	Amounts are recorded as a reduction to gain on sales of real estate.
(6)	For the years ended December 31, 2016 and 2015, the Company incurred approximately $5.1 million and $3.9 million, respectively, in construction management fees payable to the Property Manager, of which approximately $0.9 million and $0.7 million, respectively, have been capitalized and included in real estate under development.
(7)	For the years ended December 31, 2016 and 2015, the Company incurred approximately $29.1 million and $22.9 million, respectively, in asset management fees and specified expenses payable to the Advisor, of which approximately $2.9 million and $4.4 million, respectively, were forgone in accordance with the terms of the expense support and restricted stock agreement and approximately $0.8 million and $0.6 million, respectively, were capitalized and included in real estate under development. See description of the expense support and restricted stock agreement above for additional information.

The following fees were foregone in connection with the expense support agreements for the years ended December 31, 2016 and 2015, and cumulatively from inception through of December 31, 2016 (in thousands, except offering price):

	Years Ended December 31,		As of December 31,
	2016	2015	2016
Asset management fees (1)	$2,918	$4,379	$13,565
Then-current offering price (2)	$10.04	$10.19	$9.75
Restricted stock shares (3)	291	423	1,332
Cash distributions on restricted stock (4)	$427	$281	$810
Stock distributions on restricted stock (5)	—	14	21

FOOTNOTES:

(1)	No other amounts have been forgone in connection with the expense support agreements for the years ended December 31, 2016 and 2015, and cumulatively as of December 31, 2016.
(2)	The then-current offering prices are based on the Company’s net asset value per share at the date in which the expense support amounts were ultimately settled under the expense support agreements.
(3)	Restricted stock shares are comprised of approximately 1.0 million issued to the Advisor and approximately 0.3 million issuable to the to the Advisor as of December 31, 2016. No fair value was assigned to the restricted stock shares as the shares were valued at zero, which represents the lowest possible value estimated at vesting. In addition, the restricted stock shares were treated as unissued for financial reporting purposes because the vesting criteria had not been met as of December 31, 2016.
(4)	The cash distributions have been recognized as compensation expense as issued and included in general and administrative expense.
(5)	This represents the number of shares issued to the Advisor as stock distributions on its restricted stock shares. The par value of the stock distributions has been recognized as compensation expense as issued and included in general and administrative expense.

Policies Regarding Transactions with Certain Affiliates

Item 404 of the Commission’s Regulation S-K requires disclosure by the Company of any transaction between the Company and any related persons the amount of which exceeds $120,000 in which any related person had or will have a direct or indirect material interest. Related parties include any executive officers, directors, director nominees, beneficial owners of more than 5% of the Company’s voting securities, immediate family members of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed and in which such person has 10% or greater beneficial ownership interest.

In order to reduce or eliminate certain potential conflicts of interest, the Charter contains restrictions, and/or the Board has adopted written procedures, relating to (i) transactions between the Company and its Advisor or its affiliates, (ii) certain future offerings, and (iii) allocation of properties and loans among certain affiliated entities. These restrictions include the following:

Provision of goods and services - No goods or services will be provided by the Advisor or its affiliates to the Company except for transactions in which the Advisor or its affiliates provide those goods or services in accordance with the Charter, or, if a majority of the Company’s directors (including a majority of the Independent Directors) not otherwise interested in such transactions approve such transactions as fair and reasonable and on terms and conditions not less favorable to the Company than those available from unaffiliated third parties.

Purchase or lease of properties - The Company will not purchase or lease properties in which the Sponsor, the Advisor, the directors or any affiliate has an interest without the determination by a majority of the directors

(including a majority of the Independent Directors) not otherwise interested in such transaction that such transaction is fair and reasonable to the Company and at a price no greater than the cost of the asset to the Sponsor, Advisor, director or affiliate unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event shall the Company acquire any such asset at an amount in excess of its current appraised value. Further, the Company will not sell or lease properties to the Sponsor, Advisor, a director or any affiliates thereof unless a majority of the directors (including a majority of the Independent Directors) not otherwise interested in such transaction determine the transaction is fair and reasonable to the Company.

Loans to affiliates - The Company will not make loans to the Sponsor, the Advisor, the directors, or any affiliate thereof, except (i) mortgage loans subject to the restrictions governing mortgage loans in the Charter or (ii) to its wholly owned subsidiaries or to ventures or partnerships in which the Company holds an interest. Any loans to the Company by the Sponsor, the Advisor, the directors or any affiliates thereof must be approved by a majority of the directors (including a majority of the Independent Directors) not otherwise interested in such transaction as fair, competitive, commercially reasonable, and no less favorable to the Company than comparable loans between unaffiliated parties.

Borrowing from affiliates – The Company will not borrow money from the Sponsor, the Advisor, the directors or any affiliate thereof, unless a majority of the directors (including a majority of the Independent Directors) not otherwise interested in the transaction conclude that the transaction is fair, competitive, commercially reasonable and no less favorable to the Company than loans between unaffiliated parties under the same circumstances.

Voting of shares - With respect to shares owned by the Advisor, the directors or any affiliate thereof, neither the Advisor, nor the directors, nor any of their affiliates may vote or consent on matters submitted to the Company’s stockholders regarding the removal of the Advisor, the directors, or any affiliate thereof or any transaction between the Company and any of them. In determining the requisite percentage in interest of shares necessary to approve a matter on which the Advisor, the directors, and any affiliate thereof may not vote or consent, any shares owned by any of them shall not be included.

Suitable investment opportunities - Certain of the Company’s directors and executive officers also serve as directors and executive officers of CNL Healthcare Properties II, Inc., a newly formed corporation that intends to operate as a REIT, sponsored by our Sponsor. Although the Company has different investment objectives than CNL Healthcare Properties II, Inc., an investment opportunity may be suitable for both the Company and CNL Healthcare Properties II, Inc. The Company’s Board and the Advisor have agreed that, in the event an investment opportunity is presented to both the Company’s Advisor’s Investment Committee and the investment committee of the advisor for CNL Healthcare Properties II, Inc. and it is determined that the opportunity may be suitable for both the Company and CNL Healthcare Properties II, Inc. and for which both entities have sufficient uninvested funds, the investment opportunity will be offered to the entities on an alternating basis as follows:

•	The first investment opportunity that meets this criteria will be first offered to the Company;

•	The second opportunity that meets this criteria will be first offered to CNL Healthcare Properties II, Inc. (whether or not the Company passed on the first investment opportunity, and whether or not CNL Healthcare Properties II, Inc. accepted an investment in the first investment opportunity); and

•	Thereafter, each offer of any investment opportunities will alternate on the foregoing basis. It shall be the duty of the Board, including the independent directors, to ensure that these policies are applied fairly to the Company.

This policy will continue in effect until such time as the Company’s Sponsor no longer owns or controls the Company’s Advisor and the advisor of CNL Healthcare Properties II, Inc.

Certain public or private entities affiliated with the Company’s Sponsor and/or CNL are bound by conflict resolution procedures that may impact the investments that are available to the Company. In particular, certain of these public and private entities affiliated with the Company’s Sponsor or CNL, some of which invest in assets similar to those in which the Company may invest, require that if an investment opportunity becomes available which is suitable for such sponsor- and/or CNL-affiliated entities, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity. For purposes of this conflict resolution procedure for these other entities, an investment opportunity will be considered “offered” when the opportunity is presented to the applicable board of directors for its consideration. In addition to various other factors, the determination as to whether or not an investment opportunity is suitable for more than one program will be determined based on the effect of the acquisition both on diversification of each program’s investments by types of properties and geographic area, and on diversification of the tenants of the properties, the anticipated cash flow of each program, the size of the investment, the amount of funds available to each program, and the length of time such funds have been available for investment. A subsequent development regarding the investment opportunity, such as a delay in the closing of a property or a delay in the construction of a property, may cause any such investment to be more appropriate for an entity other than the entity which committed to make the investment. Although neither the Company nor its Advisor is bound by these conflict resolution procedures, the  Company and its Advisor may be restricted by such procedures.

Item 2 – Ratification of Appointment of Independent Auditor

On the recommendation of the Audit Committee, the Board appointed the firm of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, as our independent auditor for 2017 (referred to throughout this proxy statement as the “independent auditor”). Although ratification by the stockholders is not required by law or the Company’s governance documents, the Company believes ratification of this appointment is good corporate practice because the audit of the Company’s books and records is a matter of importance to the Company’s stockholders. In the event this ratification is not received, the Audit Committee will reconsider the selection of PricewaterhouseCoopers LLP, however, the Board may nevertheless elect to retain them. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the year, if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2017 Annual Meeting of Stockholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to questions from the Company’s stockholders.

Fees Paid to the Independent Auditor

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2016 and December 31, 2015, and fees billed for other services rendered (for audit and non-audit services and all “out-of-pocket” costs incurred in connection with these services) by PricewaterhouseCoopers LLP during these periods.

	2016	2015
Audit fees	$994,250	$1,149,359
Audit-related fees	—	10,000
Tax fees	492,957	551,623
All other fees	—	—

Total	$1,487,207	$1,710,982

Audit Fees – Consists of professional services rendered in connection with the annual audit of the Company’s consolidated financial statements included in the Company’s annual report on Form 10-K and quarterly reviews of the Company’s interim financial statements included in the Company’s quarterly reports on Form 10-Q. Audit fees also include fees for services performed by PricewaterhouseCoopers LLP that are closely related to the audit and in many cases could only be provided by the Company’s independent auditors. Such services include consents related to the Company’s registration statements, assistance with, and review of, other documents filed with the Commission and accounting advice on completed transactions.

Audit-Related Fees – Consists of services related to audits of properties acquired, due diligence services related to contemplated property acquisitions and accounting consultations.

Tax Fees – Consists of services related to corporate tax compliance, including review of corporate tax returns, review of the tax treatments for certain expenses and tax due diligence relating to acquisitions.

All Other Fees – There were no professional services rendered by PricewaterhouseCoopers LLP that would be classified as other fees during the years ended December 31, 2016 and 2015.

Audit Committee Pre-Approval Policy

Under the Company’s Audit Committee Charter, the Audit Committee must pre-approve all audit and non-audit services provided by the independent auditors in order to assure that the provisions of such services do not impair the auditor’s independence. The policy, as described below and set forth in the Audit Committee Charter sets forth conditions and procedures for such pre-approval of services to be performed by the independent auditor and utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

The annual audit services, as well as all audit-related services (assurance and related services that are reasonably related to the performance of the auditor’s review of the financial statements or that are traditionally performed by the independent auditor), requires the specific pre-approval of the Audit Committee. The Audit Committee may, however, grant general pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide (such as comfort letters or consents). The Audit Committee has pre-approved all tax services and may grant general pre-approval for those permissible non-audit services that it has classified as “all other services” because it believes such services are routine and recurring services, and would not impair the independence of the auditor.

The fee amounts for all services to be provided by the independent auditor are established annually by the Audit Committee, and any proposed service fees exceeding approved levels will require specific pre-approval by the Audit Committee. Requests to provide services that require specific approval by the Audit Committee are submitted to the Audit Committee by the independent auditor, the chief financial officer and the chief executive officer, and must include a joint statement as to whether, in their view, the request is consistent with the Commission’s rules on auditor independence.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act except to the extent that the Company incorporates it by specific reference.

Review and Discussions with Management. The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2016 with the management of the Company. The Audit Committee also discussed with the Company’s senior management the process for certifications by the Company’s chief executive officer and chief financial officer required by the Commission and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Commission.

Review and Discussions with Independent Auditors. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered certified public accounting firm, the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees,” which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. In addition, the Audit Committee has reviewed the selection, application and disclosure of the Company’s critical accounting policies. The Audit Committee has also received written disclosures and letters from PricewaterhouseCoopers LLP required by Rule 3524 and Rule 3526 of the Public Company Accounting Oversight Board, “Communication with Audit Committees Concerning Independence,” and has discussed with PricewaterhouseCoopers LLP their independence from the Company.

Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the 2016 Annual Report on Form 10-K for filing with the Commission.

The Audit Committee:

J. Chandler Martin

Michael P. Haggerty

J. Douglas Holladay

Other Information about the Meeting

Voting and Attendance Information

How to vote: You may vote by proxy by internet, telephone or mail, or you may attend the meeting and vote in person. Please see your proxy card or Notice Regarding the Availability of Proxy Materials for more detailed voting instructions, or refer to the information your bank, broker or other nominee provided to you. If you vote by proxy before the meeting, you may revoke your proxy at any time before it is exercised at the meeting by filing with our Corporate Secretary a written notice of revocation, submitting a proxy bearing a later date, or attending the meeting and voting in person. Please see “Attending the Meeting in Person” below for information about attending the meeting. Even if you plan to attend, we request that you vote by proxy promptly. If you attend the meeting and wish to vote in person, your proxy will not be used.

Who can vote: Only stockholders of record of CNL Healthcare Properties common stock as of the close of business on March 31, 2017 are entitled to vote at the meeting. As of that date, we had outstanding approximately 176,350,373 shares of common stock, the only class of stock outstanding and entitled to vote at the meeting. The holders of common stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting. If your shares are held through a bank, broker or other nominee, see “Voting by Street Name Holders” below regarding directing your record holder on how to vote your shares.

Quorum: The presence at the meeting, in person or by proxy, of 50% of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes (defined below) will be considered as shares present for purposes of determining the presence of a quorum.

Voting by Street Name Holders: If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or nominee (the “street name holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your street name holder how to vote your shares; and the street name holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your street name holder at least ten days before the meeting, the street name holder will be entitled to vote your shares in its discretion on Item 3 (Ratification of Independent Auditor), but will not be able to vote your shares on any other proposal, and your shares will be counted as “broker non-votes” on Item 1 (Election of Directors).

How your votes are counted and the votes required for approval: Shares represented by valid proxies received will be voted in the manner specified on the proxies. If no instructions are indicated on the proxy, the proxy will be voted as recommended by our Board of Directors. If other matters are properly presented at the meeting for consideration, the persons appointed as proxies on your proxy card will have the discretion to vote on these matters for you. The affirmative vote of a majority of the votes cast on each matter will be required to elect each director and to ratify the appointment of our independent auditor. Abstentions and broker non-votes will not be considered as votes cast with respect to the applicable matter and, therefore, will have no effect on the voting results.

Attending the Meeting in Person: Only stockholders of record as of the record date, March 31, 2017, or their proxy holders and our guests may attend the 2017 Annual Meeting of Stockholders. Personal photo identification may be required to enter the meeting. Below is additional information regarding required documentation necessary for admission to the meeting, which will be held at CNL Center at City Commons, Tower I, 13th Floor, 450 South Orange Avenue, Orlando, Florida 32801. To obtain directions to the 2017 Annual Meeting, please call the Company at (407) 650-1000.

The use of cameras at the meeting is prohibited and cameras will not be allowed into the meeting or any other adjacent areas, except by credentialed media. We realize that many mobile phones have built-in cameras. While these phones may be brought into the venue, the camera function may not be used at any time. For safety and security reasons, bags, briefcases and other items will be subject to security check.

If your shares are held in street name (in the name of your broker, bank or other nominee), please bring to the meeting an account statement or letter from the street name holder indicating that you beneficially owned the shares on March 31, 2017, the record date for voting. You may not vote your shares in person at the meeting, unless you obtain a legal proxy from the record holder that holds your shares.

Revocation of Proxies

You may revoke your proxy and change your vote before the proxies are voted at the 2017 Annual Meeting. You may change your vote using the internet or telephone methods described herein, prior to the applicable cutoff time before the 2017 Annual Meeting, in which case only your latest internet or telephone proxy will be counted. Alternatively, you may revoke your proxy and change your vote by signing and returning a new form of proxy dated as of a later date, or by attending the 2017 Annual Meeting and voting in person. However, your attendance at the 2017 Annual Meeting will not automatically revoke your proxy, unless you properly vote at the meeting, or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company prior to the meeting at the following address: CNL Healthcare Properties, Inc., CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida, 32801, Attention: Corporate Secretary.

Stockholder Proposals and Nominations for the 2018 Annual Stockholders’ Meeting

In order for proposals of stockholders to be considered for inclusion in our proxy materials relating to the annual meeting of stockholders in 2018, pursuant to Rule 14a-8 of the Exchange Act, they must be received on or before February 13, 2018. In order for a stockholder proposal made outside of Rule 14a-8 of the Exchange Act to be considered timely, or for a director nomination to be considered at the annual meeting of stockholders in 2018, it must be received by us not later than April 13, 2018 and not before March 14, 2018. Proposals should be sent to: Corporate Secretary, CNL Healthcare Properties, Inc. CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801.

Under our bylaws, in order for a stockholder to bring business before or propose director nominations at an annual meeting, the stockholder must give written notice to our Corporate Secretary not less than 60 days nor more than 90 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination. If the annual meeting is scheduled for a date that is more than 30 days prior to or more than 60 days after such anniversary date, the notice given by the stockholder must be received not earlier than the 90th day prior to such annual meeting, and not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made.

Solicitation of Proxies

In addition to the solicitation of proxies by mail or internet, proxies may be solicited by telephone, facsimile or in person by directors and officers of the Company, or certain employees of CNL Capital Markets Corp., CNL Securities Corp., and affiliates of our Advisor, without special compensation therefor. In addition, we have retained Broadridge Investor Communications Solutions, Inc. to assist in the solicitation of proxies for a fee of approximately $8,400, plus reimbursement for reasonable out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by us.

Elimination of Duplicative Annual Meeting Materials

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of the proxy statement or annual report to stockholders may have been sent to multiple stockholders in one household. We will promptly deliver a separate copy of either document to stockholders who write or call us at the following address or telephone number: CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801, Attn: Corporate Secretary, telephone: 866-650-0650. Stockholders wishing to receive separate copies of the proxy statement or annual report to stockholders in the future, or stockholders currently receiving multiple copies of the proxy statement or the annual report who would prefer that a single copy of each be delivered, should contact their bank, broker or other nominee record holder or Broadridge Investor Communications Solutions, Inc. at (855) 928-4482.

Other Matters

The Board of Directors does not know of any business to be presented at the 2017 Annual Meeting of Stockholders other than the matters described in this proxy statement. If other business is properly presented for consideration at the meeting, the proxies will vote the shares in their discretion.

ANNEX 1

2017 FORM OF PROXY

CNL Healthcare Properties, Inc. (Logo)

P.O. Box 4920

Orlando, FL 32802-4920

VOTE BY INTERNET— www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the prompts to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the touch-tone prompts.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge Investor Communication Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

Register to receive all future stockholder communications electronically, instead of in print by mail. This means that the annual report, Proxy Statement, and other correspondence can be accessed via the Internet, including distribution statements and tax forms. To sign up to receive these mailings electronically, or to review or change your current delivery preferences, visit our website at www.cnlhealthcareproperties.com/gopaperless.

CNL HEALTHCARE PROPERTIES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

1. Election of five (5) directors, each for a term expiring at the 2018 annual meeting of stockholders and until his successor is duly elected and qualifies.

For All ☐	Withhold All ☐	For All Except ☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees

01) Thomas K. Sittema

02) Stephen H. Mauldin

03) J. Chandler Martin

04) Michael P. Haggerty

05) J. Douglas Holladay

2. Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 31, 2017.

For ☐	Against ☐	Abstain ☐

3. Transaction of such other business as may properly come before the 2017 Annual Meeting or any adjournment or postponement thereof.

For ☐	Against ☐	Abstain ☐

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying proxy statement and notice of the 2017 Annual Meeting and our 2016 Annual Report to Stockholders with respect to our 2016 fiscal year, the terms of each of which are incorporated by reference, and hereby revoke(s) any proxy or proxies heretofore given with respect to the 2017 Annual Meeting. This proxy may be revoked at any time before it is exercised.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

For address changes and/or comments, please check this box and write them on the back where indicated.  ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

The Proxy Statement and the 2016 Annual Report to Stockholders are available at:

www.proxyvote.com

PROXY

CNL HEALTHCARE PROPERTIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints each of Thomas K. Sittema and Stephen H. Mauldin, each of them as proxies with full power of substitution in each to attend, for and in the name of the undersigned to appear and vote all shares of common stock of CNL Healthcare Properties, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 12, 2017 at 10:30 a.m. Eastern Time, and at any and all adjournments thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies previously given.

The votes entitled to be cast by the undersigned will be cast as directed. If the Proxy is executed,

but no direction is given, the votes entitled to be cast by the undersigned will be cast “FOR ALL” or

“FOR” the proposals stated.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

2017 Annual Meeting of Stockholders

Wednesday, June 12, 2017, 10:30 a.m. Eastern Time

CNL City Center

450 S. Orange Avenue

Orlando, Florida 32801

Attached below is your proxy card for the 2017 Annual Meeting of Stockholders of

CNL Healthcare Properties, Inc.

You may vote by Telephone, by Internet, or by Mail.

To vote by Telephone or Internet, see instructions on reverse side.

To vote by Mail, please return your proxy in the enclosed Business Reply Envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com

ANNEX 2

Please Vote!

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY PROMPTLY.

Reduce corporate expenses by submitting your vote by Internet at proxyvote.com.

☑	Read the Enclosed Materials...

Enclosed is the following information for the CNL Healthcare Properties, Inc. Annual Meeting of Stockholders:

•	2016 Annual Report

•	Proxy Statement that describes the proposals to be voted upon

•	Proxy card for each registration*

*	You may have more than one proxy card included in your packet because you have multiple registrations. Please be sure to vote all proxies in your packet.

☑	Vote by Internet…

Visit proxyvote.com and follow the online instructions to cast your vote. Your control number is located on the proxy card.

☑	…Or Complete the Proxy Card and Return by Mail…

On the proxy card, cast your vote on the proposals, sign and return it in the postage-paid envelope provided. Please note, all parties must sign.

☑	...Or Vote by Telephone

Call 800-690-6903 using a touch-tone telephone and follow the simple, recorded instructions. Your control number is located on the proxy card.

If you voted by Internet or by phone, please DO NOT mail back the proxy card.

☑	For Assistance…

If you have any questions or need assistance with completing your proxy card, please call our proxy solicitor, Broadridge Investor Communication Solutions, Inc., at 855-928-4482.

Thank you!

We appreciate your participation and support. Again, please be sure to vote. Your vote is important!

Visit cnlhealthcareproperties.com/gopaperless to sign up for electronic delivery of future stockholder materials.